UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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CAPITAL ONE FINANCIAL CORPORATION

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Possible solicitation pieces to be used in connection with Capital One’s 2004 Annual Stockholders Meeting.

COF Board of Directors Requests Associate Shareholder Support

Please Read and Vote Your Proxy Today

April 13, 2004

Source:  Rich Fairbank, Chairman and CEO

As Capital One shareholders, many of you have recently received proxy materials for our annual shareholder meeting to be held on April 29, 2004 in McLean, Virginia. This year, the Board of Directors is asking shareholders to vote on the following three items:

1.	Elect three directors;
2.	Ratify the appointment of Ernst & Young LLP as independent auditors; and
3.	Approve the 2004 Stock Incentive Plan.

As always, your vote on these matters is important. Of particular importance this year is the approval of a new 2004 Stock Incentive Plan. The Plan will allow Capital One the continued flexibility to have compensation programs that are market competitive and align with our pay-for-performance philosophy. For complete details about all three proposals and features of the 2004 Stock Incentive Plan, please read your proxy materials. You can also access our proxy online at

http://media.corporate-ir.net/media_files/irol/70/70667/reports/2004proxya.pdf.

If you own shares of Capital One stock, we ask you to please vote FOR Items 1, 2 and 3 in your proxy today. You can vote by telephone, via the Internet, or by signing and returning the proxy card – instructions on all of these methods are detailed and enclosed in your proxy materials.

Your vote is important, no matter how many shares you own. If your vote is not cast, your shares cannot be represented on the proposed 2004 Stock Incentive Plan. We encourage you to be a part of this process and to let your voice be heard.